SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) November 12, 2008

MRU Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

 (State or Other Jurisdiction of Incorporation)

001-33073	33-0954381
(Commission File Number)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 13th Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 398-1780

 (Registrant’s Telephone Number, Including Area Code)

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As previously disclosed, on October 17, 2008, MRU Holdings, Inc. (the “Company”) entered into a Second Amendment agreement (the “Senior Secured Notes Amendment”) with respect to its 12% senior secured notes (the “Senior Secured Notes”). The Senior Secured Notes Amendment was made by and among the Company; Embark Corp., Embark Online, Inc., Goto College Holdings Inc., iempower, inc., MRU Originations, Inc., and MRU Universal Guaranty Agency, Inc., each of which is a subsidiary of the Company; Longview Marquis Master Fund, L.P., a British Virgin Islands limited partnership (including as successor to The Longview Fund, L.P., a California limited partnership, under the Purchase Agreement (as defined below), “Buyer”); and Viking Asset Management, LLC, a California limited liability company, in its capacity as collateral agent for the benefit of Buyer. Among other things, the Senior Secured Notes Amendment amended and temporarily waived certain provisions of the Securities Purchase Agreement, dated October 19, 2007, between the Company and the Buyer, as amended by that certain Waiver and First Amendment dated as of September 12, 2008 (the “Purchase Agreement”). The Senior Secured Notes Amendment waived until November 3, 2008 the covenant with respect to the amount of the Company’s indebtedness as it relates to payables. The covenant had been amended to require payables not to exceed $11 million on or prior to November 3, 2008 and $5 million after November 3, 2008. In addition, as previously disclosed, (i) on November 3, 2008, the Company and the Buyer agreed to extend the November 3 deadlines set forth in the Senior Secured Notes Amendment until November 10, 2008, subject to all the other terms and conditions set forth in the Senior Secured Notes Amendment and (ii) on November 10, 2008, the Company and the Buyer agreed to extend the November 10 deadlines until November 12, 2008, subject to all the other terms and conditions set forth in the Senior Secured Notes Amendment.

On November 12, 2008, the Company and the Buyer agreed to extend the November 12 deadlines until November 13, 2008, subject to all the other terms and conditions set forth in the Senior Secured Notes Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRU HOLDINGS, INC.

November 13, 2008	By:	/s/ Yariv Katz
Name: Yariv Katz
Title: Vice President and General Counsel